CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Independent Auditors' Report

The Stockholders and Board of Directors
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
January 31, 2003
Rochester, New York

6

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2002 and 2001 (dollars in thousands, except share data)
Assets	2002	2001

Cash and due from banks	$34,667	30,248
Interest bearing deposits with other financial institutions	3,990	8,293
Federal funds sold	11,200	8,100
Securities:
- Available for sale, at fair value	46,215	534
- Held to maturity (fair value of
$121,533 in 2002 and $119,971 in 2001)	117,028	118,449
Loans - net of allowance of $6,162 in 2002 and $5,480 in 2001	580,663	529,481
Premises and equipment - net	16,727	17,062
Accrued interest receivable	3,915	3,201
Federal Home Loan Bank stock and Federal Reserve Bank stock	2,200	2,013
Other assets	9,098	8,663

Total Assets	$825,703	726,044

Liabilities and Stockholders' Equity

Deposits:
Demand
Non interest bearing	$103,020	93,931
Interest bearing	81,971	69,156
Savings and money market	334,274	276,689
Time deposits	225,134	231,067

Total deposits	744,399	670,843
Borrowings	1,048	1,097
Guaranteed preferred beneficial interest in Corporation's
junior subordinated debentures	19,409	-
Accrued interest payable and other liabilities	7,430	5,972

Total Liabilities	772,286	677,912

Commitments and contingencies (Notes 15 and 16)

Stockholders' Equity:
Common stock, $20 par value; 2,000,000 shares authorized,
486,624 shares issued in 2002 and 2001	9,732	8,110
Additional paid in capital	6,958	8,553
Retained earnings	37,655	32,428
Treasury stock, at cost (9,421 shares in 2002
and 9,963 shares in 2001)	(1,159)	(1,218)
Accumulated other comprehensive income	231	259

Total Stockholders' Equity	53,417	48,132

Total Liabilities and Stockholders' Equity	$825,703	726,044

See accompanying notes to consolidated financial statements.

7

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
Years ended December 31, 2002, 2001, and 2000
(dollars in thousands, except per share data)

Interest income:	2002	2001	2000

Loans, including fees	$38,588	39,408	37,406
Securities	5,202	4,574	4,353
Other	587	109	76

Total interest income	44,377	44,091	41,835

Interest expense:
Deposits	13,916	17,587	17,434
Borrowings	36	390	1,367
Guaranteed preferred beneficial interest in
Corporation's junior subordinated debentures	575	-	-

Total interest expense	14,527	17,977	18,801

Net interest income	29,850	26,114	23,034
Provision for loan losses	2,306	1,431	1,028

Net interest income after provision for loan losses	27,544	24,683	22,006

Other income:
Service charges on deposit accounts	4,834	4,548	3,805
Trust and investment services income	3,476	3,531	3,314
Net gain on sale of mortgage loans	1,942	948	868
Gain on sale of securities	519	-	-
Other operating income	1,109	1,518	1,465

Total other income	11,880	10,545	9,452

Operating expenses:
Salaries and employee benefits	15,733	15,157	14,432
Occupancy	5,379	5,098	4,812
Marketing and public relations	1,151	1,002	966
Supplies, printing and postage	1,041	1,021	927
FDIC insurance	309	102	94
Other operating expenses	5,865	4,767	5,525

Total operating expenses	29,478	27,147	26,756

Income before income taxes	9,946	8,081	4,702
Income taxes	2,764	2,419	1,215

Net income	$7,182	5,662	3,487

Basic earnings per share	$15.07	11.89	7.33

Diluted earnings per share	$14.91	11.81	7.29

See accompanying notes to consolidated financial statements.

8

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity
Years ended December 31, 2002, 2001, and 2000
(dollars in thousands, except share data)
					Accumulated
		Additional			Other
	Common	Paid in	Retained	Treasury	Comprehensive
	Stock	Capital	Earnings	Stock	Income	Total

Balance at December 31, 1999	$8,110	8,506	27,087	(1,348)	122	42,477
Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $56	-	-	-	-	86	86
Net income	-	-	3,487	-	-	3,487

Total comprehensive income						3,573

Cash dividend - $3.97 per share	-	-	(1,887)	-	-	(1,887)
Sale of 747 shares of treasury stock	-	26	-	80	-	106

Balance at December 31, 2000	8,110	8,532	28,687	(1,268)	208	44,269

Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $33	-	-	-	-	51	51
Net income	-	-	5,662	-	-	5,662

Total comprehensive income						5,713

Cash dividend - $4.03 per share	-	-	(1,921)	-	-	(1,921)
Sale of 465 shares of treasury stock	-	21	-	50	-	71

Balance at December 31, 2001	8,110	8,553	32,428	(1,218)	259	48,132

Change in par value of stock	1,622	(1,622)	-	-	-	-
Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $180	-	-	-	-	284	284
Less: Reclassification adjustment
for gains included in net income,
net of taxes of ($207)	-	-	-	-	(312)	(312)
Net income	-	-	7,182	-	-	7,182

Total comprehensive income						7,154

Cash dividend $4.10 per share	-	-	(1,955)	-	-	(1,955)
Sale of 542 shares of treasury stock	-	27	-	59	-	86

Balance at December 31, 2002	$9,732	6,958	37,655	(1,159)	231	53,417

See accompanying notes to consolidated financial statements.

9

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2002, 2001 and 2000 (dollars in thousands)
	2002	2001	2000

Cash flows from operating activities:
Net income	$7,182	5,662	3,487
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, amortization and accretion	2,600	1,695	2,119
Provision for loan losses	2,306	1,431	1,028
Writedown of other real estate	-	45	100
Deferred income tax benefit	(247)	(819)	(334)
Loss (income) from minority owned entities	148	47	(173)
Gain on sale of securities	(519)	-	-
Gain on sale of loans	(1,942)	(948)	(868)
Originations of loans held for sale	(190,017)	(117,164)	(70,459)
Proceeds from sales of loans held for sale	197,040	105,999	69,593
Decrease (increase) in accrued interest receivable and other assets	(2,121)	1,192	(2,495)
Increase in accrued interest payable and other liabilities	1,458	1,335	967
Writedown of security	-	-	105

Net cash provided by (used in) operating activities	15,888	(1,525)	3,070

Cash flows from investing activities:
Purchase of FHLB and FRB stock	(502)	(27)	(42)
Proceeds from calls of FHLB stock	315	1,046	558
Securities available for sale:
Proceeds from sales	529	-	-
Proceeds from maturities and calls	2,000	-	-
Purchases	(48,266)	-	-
Securities held to maturity:
Proceeds from maturities and calls	149,586	194,296	78,270
Purchases	(147,714)	(231,439)	(82,926)
Loans originated - net	(58,569)	(63,706)	(60,326)
Fixed asset purchases - net	(2,065)	(3,486)	(4,940)
Investment in minority owned entities	-	(884)	(391)
Proceeds from sale of other real estate	987	179	85

Net cash used by investing activities	(103,699)	(104,021)	(69,712)

Cash flows from financing activities:
Net increase in demand, savings and money market deposits	67,983	135,935	26,807
Net increase in time deposits	5,573	1,395	52,610
Proceeds from borrowings	-	30,000	6,770
Principal repayments on borrowings	(49)	(41,547)	(16,344)
Proceeds from guaranteed preferred beneficial interests in Corporation's
junior subordinated debentures, net of costs	19,389	-	-
Proceeds from sale of treasury stock	86	71	106
Dividends paid	(1,955)	(1,921)	(1,887)

Net cash provided by financing activities	91,027	123,933	68,062

Net increase in cash and cash equivalents	3,216	18,387	1,420
Cash and cash equivalents - beginning of year	46,641	28,254	26,834

Cash and cash equivalents - end of year	$49,857	46,641	28,254

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$14,934	17,929	18,399

Income taxes	$2,941	2,677	1,459

Supplemental disclosure of non cash investing activities:
Additions to other real estate acquired through foreclosure,
net of loans to facilitate sales	$-	166	-

See accompanying notes to consolidated financial statements.
10

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(1) Summary of Significant Accounting Policies

Business

Canandaigua National Corporation (the Company) provides a full range of financial services, including banking, trust, and insurance services to individual, corporate, and municipal customers. The Company is subject to competition from other financial institutions. The Company and its subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Its principal operations comprise the activities of The Canandaigua National Bank and Trust Company (the Bank) and CNB Mortgage Company (CNBM). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority owned entities under the equity method. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform with predominant practices within the financial services industry.

In preparing the consolidated financial statements, management made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Amounts in prior years' consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation

Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, interest bearing deposits with other financial institutions, and federal funds sold.

Securities

The Company classifies its debt securities as either available for sale or held to maturity as the Company does not hold any securities considered to be trading. Held to maturity securities are those that the Company has the ability and intent to hold until maturity. Held to maturity securities are recorded at amortized cost. All other securities not included as held to maturity are classified as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are included in accumulated other comprehensive income in stockholders' equity until realized. A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

Interest income and dividends are recognized when earned. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Realized gains and losses are included in earnings and are determined using the specific identification method.

Loans

Loans, other than loans designated as held for sale, are stated at the principal amount outstanding net of deferred origination costs. Interest and costs on loans are credited to income based on the effective interest method.

The accrual of interest on commercial and real estate loans is discontinued, and previously accrued interest is reversed when the loans become 90 days delinquent or when, in management's judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when doubt no longer exists about the loan's collectibility. Consumer loans are generally charged off upon becoming 120 days past due.

Loans held for sale are carried at the lower of cost or market value on an aggregate basis. Market value is estimated based on outstanding investor commitments, or in the absence of such commitments, based on current yield requirements or quoted market prices.

11

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(1) Summary of Significant Accounting Policies (continued)

The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac) and earns servicing fees, which are recognized when payments are received, based upon the outstanding principal balance of the loans. The Company capitalizes servicing assets when servicing rights are retained after selling loans to Freddie Mac. Capitalized servicing assets are reported in other assets and are amortized to other operating income in proportion to, and over the period of, the estimated future net servicing income. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant risk characteristics, such as interest rates and terms, using discounted cash flow and market-based assumptions. Impairment is recognized through a valuation allowance, to the extent that fair value is less than the capitalized asset.

Allowance for Loan Losses

The allowance for loan losses is a valuation reserve available for losses incurred or inherent in the loan portfolio. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources, when drawn upon, such as, commitments, guarantees and standby letters of credit. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The Company has established a process to assess the adequacy of the allowance for loan losses and to identify the risks inherent in the loan portfolio. This process consists of the identification of specific reserves for identified problem loans and the calculation of general reserves, which is a formula-driven allocation. Specific reserves are determined through assessment of the borrower's ability to repay and the fair value of the underlying collateral, for collateral dependent loans. If the carrying value of a loan exceeds the discounted expected cash flows or the value of the underlying collateral, the excess is specifically reserved or charged off. The level of specific reserves is generally the smallest component of the allowance for loan losses.

The calculation of the general reserve involves several steps. A historical loss factor is applied to each loan by business segment and loan classification. The historical loss factors are calculated using a loan-by-loan, trailing eight-quarter loss migration analysis for commercial loans. For all other loans a portfolio-wide, trailing eight-quarter loss migration analysis is used. Adjustments are then made to the historical loss factors based on quantitative objective elements (delinquency, non-performing assets, classified/criticized loan trends, charge-offs, concentrations of credit and recoveries, etc.) and the subjective elements (economic conditions, portfolio growth rate, portfolio management, credit policy, and others). This methodology is applied to the commercial, residential mortgage, and consumer portfolios.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Management, considering current information and events regarding the borrower's ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are applied to reduce the principal balance outstanding. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans - residential mortgage loans, home equity loans and all consumer loans. These loans are collectively evaluated for impairment as discussed above.

Premises and Equipment

Land is carried at cost. Buildings, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, 3-25 years. Amortization of leasehold improvements is provided over the lesser of the term of the lease or the estimated useful lives of the assets.

12

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(1) Summary of Significant Accounting Policies (continued)

Other Real Estate

Real estate acquired through foreclosure or deed in lieu of foreclosure (other real estate) is included in other assets and is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value. Adjustments made to the value at transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or estimated fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating earnings and costs associated with the properties are charged to other operating expense as incurred. Gains on the sale of other real estate are included in results of operations when title has passed and the sale has met the minimum down payment and other requirements prescribed by accounting principles generally accepted in the United States of America.

Stock-Based Compensation

The Company uses a fixed award stock option plan to compensate certain key members of management of the Company and its subsidiaries. The Company accounts for the issuance of stock options under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation expense is recorded the date the options are granted only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed under SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123.

Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Accumulated Other Comprehensive Income

The Company's comprehensive income consists of only net income and the net unrealized holding gains and losses of securities available for sale, net of the related tax effect. Accumulated other comprehensive income on the consolidated statements of stockholders' equity is presented net of taxes.

Trust and Investment Services Income

Assets, at cost, held in fiduciary or agency capacity for customers, amounting to $651,000,000 and $654,000,000 at December 31, 2002 and 2001, respectively, are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

Financial Instruments With Off-Balance-Sheet Risk

The Company does not engage in the use of derivative financial instruments. The Company's only financial instruments with off-balance-sheet risk are commercial letters of credit and committed mortgages and lines of credit. These off-balance-sheet items are shown on the Company's balance sheet upon funding.

Treasury Stock

Treasury stock is shown on the consolidated balance sheet at cost as a reduction of stockholders' equity. Shares are released from Treasury at fair value, with any gain on the sale reflected as an adjustment to additional paid-in capital. Losses are reflected as an adjustment to additional paid-in capital to the extent of gains previously recognized, otherwise as an adjustment to retained earnings.

13

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(1) Summary of Significant Accounting Policies (continued)

Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon conversion of stock options.

New Accounting Standards

Recently issued accounting standards implemented in these consolidated financial statements:

The Company implemented the provisions of the Financial Accounting Standards Board (FASB) Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities", as amended, on January 1, 2001. This Statement establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The Company held no freestanding derivative instruments during the year; therefore, the adoption of the new standard had no effect on the Company's financial condition or results of operations.

The Company implemented the provisions of Statement No. 141, "Business Combinations," effective July 1, 2001. This Statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. Because of its prospective adoption, the standard had no impact on the Company's financial condition or results of operations. Its impact on the Company will be dependent upon future business combinations, if any.

The Company implemented the provisions of Statement No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. This Statement changed the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, ceased upon its adoption. Since the Company had no unamortized goodwill at December 31, 2001, the Statement had no impact.

On January 1, 2002, the Company implemented the provisions of Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaced FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Statement 144 requires long-lived assets held for sale or disposal to be measured at the lower of carrying amount or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Statement also broadens the reporting of discontinued operations. Although adopted, the Statement had no impact on the Company as it is dependent upon any future long-lived asset disposal decisions.

The Company implemented the provisions of Statement No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" on June 30, 2002. This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Although adopted, the Statement had no impact on the Company as the Company had no transactions to which the statement applies.

14

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(1) Summary of Significant Accounting Policies (continued)

On October 1, 2002, the Company implemented the provisions of Statement No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset, no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. There was no financial statement impact of implementing this Statement, as it is dependent upon future financial institution acquisitions, if any. At December 31, 2002, the Company had no assets which fell under the scope of this Statement.

The Company implemented the provision of Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," on December 31, 2002. This Statement amends Statement No. 123, "Accounting for Stock-Based Compensation." Statement 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation.

Recently issued accounting standards with future implementation dates:

In June 2001, the FASB issued Statement 143, "Accounting for Asset Retirement Obligations," which requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and accrete the liability over time. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard, effective for the Company's 2003 fiscal year, is not expected to impact the Company's financial position or results of operations.

In June 2002, FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Statement 146 replaces Issue 94-3. The impact of implementing this standard, effective for the Company's 2003 fiscal year, is unknown as it is dependent upon any future exit or disposal activity decisions.

(2) Contract Termination Costs

During the fourth quarter of 2000, contract termination costs of $433,000 pre-tax ($264,000 or $1.65 per diluted share, after tax) were recorded in conjunction with the realignment of the Company's credit card activities. Substantially all the cost of the realignment was associated with early termination penalties from processing contracts with credit card vendors. Minor amounts were associated with employee severance. The realignment was expected to be completed in 2001, and costs were to be funded through normal operations and fully paid in 2001.

Substantially all of the Company's credit card portfolio loans were sold in April 2002. Total gross proceeds were $2.2 million. No gain or loss on the sale was recognized. Since the Company's credit card portfolios sales occurred approximately one year later than originally estimated by management, the estimated contract termination costs were lower. As a result, the Company reversed $223,000 pre-tax ($135,000 or $.28 per diluted share, after tax) of the contract termination reserve to "Other operating expenses" in the 2001 Consolidated Statement of Income. In 2002 and 2001, the Company paid $145,000 and $60,000, respectively, from the accrued contract termination liability. The balance of the liability at December 31, 2002, 2001 and 2000 was $0, $145,000 and $433,000, respectively.

(3) Federal Funds Sold

Income from Federal funds sold for the years ended December 31, 2002, 2001, and 2000 was $401,000, $86,000, and $71,000, respectively.

15

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(4) Securities
The aggregate amortized cost and fair value of Securities Available for Sale and Securities Held to Maturity at December 31, 2002 and 2001, follow (in thousands):
	December 31, 2002

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury and agency	$19,957	182	(16)	20,123
State and municipal obligations	21,571	299	(29)	21,841
Corporate and foreign obligations	4,218	2	(62)	4,158
Equity securities	93	-	-	93

Total securities Available for Sale	$45,839	483	(107)	46,215

Securities Held to Maturity:
U.S. Treasury and agency	$22,986	344	-	23,330
Mortgage backed securities	286	-	(4)	282
State and municipal obligations	93,061	4,172	(2)	97,231
Corporate and foreign obligations	695	-	(5)	690

Total securities Held to Maturity	$117,028	4,516	(11)	121,533

	December 31, 2001

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
Equity securities	$103	431	-	534

Securities Held to Maturity:
U.S. Treasury and agency	$55,456	390	(9)	55,837
Mortgage backed securities	482	3	-	485
State and municipal obligations	61,918	1,352	(211)	63,059
Corporate and foreign obligations 593	593	-	(3)	590

Total securities Held to Maturity	$118,449	1,745	(223)	119,971

The amortized cost and fair value of securities by years to maturity as of December 31, 2002 follow (in thousands):
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Years
Under 1	$1,515	1,519	24,953	25,211
1 to 5	10,653	10,886	61,641	64,333
5 to 10	18,689	18,826	29,597	31,039
10 and over	14,982	14,984	837	950

Total	$45,839	46,215	117,028	121,533

Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties.

Securities at amortized cost of $137,840,000 were pledged as collateral against municipal deposits at December 31, 2002.
16

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(4) Securities (continued)

Gross gains were $519,000 in 2002 on proceeds of $529,000. There were no losses in 2002. There were no security sales in 2001 nor 2000.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2002, 2001, and 2000, follows (in thousands):
	2002	2001	2000

Taxable	$1,663	2,613	2,355
Tax-exempt	3,539	1,961	1,998

Total	$5,202	4,574	4,353

(5) Loans

The major classifications of loans at December 31, 2002 and 2001, follow (in thousands):
	2002	2001

Commercial, financial, and agricultural	$109,317	96,772
Mortgages:
Residential	90,332	85,402
Commercial	264,132	228,447
Consumer:
Auto - indirect	89,747	85,243
Other	22,371	23,093
Other	1,606	1,603
Loans held for sale	9,320	14,401

Total	586,825	534,961
Less - allowance for loan losses	(6,162)	(5,480)

Loans - net	$580,663	529,481

Interest and fees on loans follow (in thousands):
	Years Ended December, 31

	2002	2001	2000

Commercial, financial and agricultural	$6,668	5,292	5,700
Mortgage	23,290	25,709	21,678
Consumer and other	8,630	8,407	10,028

Total	$38,588	39,408	37,406

A summary of the changes in the allowance for loan losses follows (in thousands):
	Years Ended December 31,

	2002	2001	2000

Balance at the beginning of year	$5,480	4,712	4,136
Provision charged to operations	2,306	1,431	1,028
Loans charged off	(2,075)	(1,043)	(957)
Recoveries of loans charged off	451	380	505

Balance at end of year	$6,162	5,480	4,712

17

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(5) Loans (continued)
A summary of information regarding nonaccruing loans and other nonperforming assets follows (in thousands):
	2002	2001	2000

Accruing loans 90 days or more delinquent	$321	269	205
Nonaccruing loans	11,007	4,988	3,169

Total nonperforming loans	11,328	5,257	3,374
Other real estate owned	421	1,408	1,466

Total nonperforming assets	$11,749	6,665	4,840

Impact of nonaccrual loans on interest income	$649	279	245

At December 31, 2002, the Company had no commitments to lend additional funds to borrowers with loans in nonaccrual status.

A summary of information regarding impaired loans follows (in thousands):
	2002	2001	2000

Recorded investment at December 31,	$11,007	8,084	3,169
Impaired loans with related allowance	$377	273	105
Amount of related allowance	$311	229	105
Average investment for year ended December 31,	$8,990	3,033	2,778
Impact of impaored loans on interest income	$699	278	245

At December 31, 2002, residential mortgage loans with a carrying value of approximately $5,341,000 were pledged as collateral for the Bank's advances from the Federal Home Loan Bank, and an additional $37,272,000 was available for pledging. Indirect automobile loans with a carrying value of approximately $87,115,000 were pledged as collateral for a $69,692,000 line of credit from the Federal Reserve Bank of New York at December 31, 2002.

Loans serviced for others, amounting to $182,113,000 and $98,065,000 at December 31, 2002 and 2001, respectively, are not included in the consolidated financial statements. Originated mortgage servicing rights amounted to $706,000 in 2002 and amortization amounted to $50,000.

The Company's market area is generally Western Ontario County and Monroe County of New York State. Virtually all loans are made in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the economic conditions in this area.

The Company's concentrations of credit risk are as disclosed in the schedule of loan classifications. The concentrations of credit risk in loan commitments and letters of credit parallel the loan classifications reflected. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

(6) Premises and Equipment

A summary of premises and equipment at December 31, 2002 and 2001, follows (in thousands):
	2002	2001

Land and land improvements	$1,087	1,087
Buildings and leasehold improvements	20,215	19,837
Furniture, fixtures, equipment, and vehicles	15,356	14,326

	36,658	35,250
Less accumulated depreciation and amortization	19,931	18,188

Premises and equipment - net	$16,727	17,062

Depreciation and amortization expense amounted to $2,400,000, $2,373,000, and $2,429,000, for the years ended December 31, 2002, 2001, and 2000, respectively.
18
CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000

(7) Time Deposits

At December 31, 2002, the scheduled maturity of time deposits was as follows (in thousands):
2003	$145,347
2004	61,280
2005	18,488
2006	4
2007	15

$225,134

Time deposits of $100,000 or more amounted to $68,611,000 at December 31, 2002, and $96,789,000 at December 31, 2001.
Interest expense on these deposits was as follows: $3,573,000 in 2002, $5,582,000 in 2001, and $7,263,000 in 2000.
(8) Borrowings

Borrowings consisted of the following at December 31, 2002 and 2001 (in thousands):
	2002	2001

FHLB term Advances	$839	866
Other	209	231

	$1,048	1,097

In 1995, the Bank borrowed $1,023,000 from the FHLB at an effective rate of 2.5% to fund low-income housing projects.

Scheduled maturity of the Company's borrowings at December 31, 2002, follows (in thousands):
		Weighted Average
	Amount	Interest Rate

2003	$36	3.83%
2004	36	3.83%
2005	36	3.83%
2006	36	3.83%
2007	36	3.83%
after 2007	868	3.18%

Total	$1,048	3.29%

The Company maintains a $38,634,000 overnight line of credit with the FHLB of New York. Advances are payable on demand and generally bear interest at the federal funds rate plus .10%. The Company also has access to the FHLB's Term Advance Program, which allows the Bank to borrow up to $38,634,000 at various terms and rates. Under the terms of a blanket collateral agreement with the FHLB, these outstanding balances are collateralized by the Company's investment in FHLB stock and certain other qualifying assets not otherwise pledged (primarily first mortgage loans).

(9) Guaranteed Preferred Beneficial Interest in Company's Subordinated Debenture-Trust Preferred

On June 26, 2002, the Company issued $20 million of 30-year floating rate junior subordinated deferrable interest debentures through a wholly owned business trust. The debentures carry an interest rate of 3-month LIBOR plus 3.45% (4.85% at December 31, 2002) capped at 11.95% for the first five years. Interest is payable quarterly. The debentures' final maturity is June 26, 2032 and are callable, in whole or in part, at par after five years at the Company's option. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. Approximately $18 million of the debentures are considered Tier I capital of the Company, with the remainder considered Tier II capital.

19

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(9) Guaranteed Preferred Beneficial Interest in Company's Subordinated Debenture-Trust Preferred (continued)

The Company established a wholly-owned statutory business trust formed under Connecticut law, upon filing a certificate of trust with the Connecticut Secretary of State. The Trust, which is consolidated in the Company's financial statements, exists for the exclusive purposes of: (i) issuing and selling 30-year guaranteed preferred beneficial interests in the Company's junior subordinated debentures ("capital securities") in the aggregate amount of up to $20 million at a variable rate of interest based upon 3-month LIBOR; (ii) using the proceeds from the sale of the capital securities to acquire the junior subordinated debentures issued by the Company; and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The junior subordinated debentures are the sole asset of the Trust, and accordingly, payments under the Company-obligated junior debentures are the sole revenue of the Trust. All of the common securities of the Trust are owned by the Company. The Company used $10 million of the proceeds for a capital injection into the Bank. The remaining proceeds were used by the Company for general purposes. The Company's primary sources of funds to pay interest on the debentures owed to the Trust are current dividends from the Company's subsidiaries and income earned on investment of the proceeds not injected into the Bank. Accordingly, the Company's ability to service the debentures is dependent upon the continued ability of subsidiaries, primarily the Bank, to pay dividends to the Company. Since the capital securities are treated as borrowings for financial statement purposes, the tax deductible expense associated with the capital securities is recorded as interest expense in the consolidated statement of income. The Company incurred approximately $ 0.6 million in costs to issue the securities. These costs are amortized to interest expense on a straight-line basis over ten years.

(10)Income Taxes

Total income taxes for the years ended December 31, 2002, 2001, and 2000, were allocated as follows (in thousands):
	2002	2001	2000

Income from operations	$2,764	2,419	1,215
Change in stockholders' equity for unrealized
gain on securities available for sale	(24)	33	56

	$2,740	2,452	1,271

The components of income tax expense (benefit) relating to income from operations follow (in thousands):
	Years ended December 31,

Current:	2002	2001	2000

Federal	$2,618	2,745	1,353
State	393	493	196

	3,011	3,238	1,549

Deferred:
Federal	(230)	(746)	(304)
State	(17)	(73)	(30)

	(247)	(819)	(334)

	$2,764	2,419	1,215

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income from operations as follows (in thousands):
	Years ended December 31,

	2002	2001	2000

Tax expense at statutory rate of 34%	$3,382	2,747	1,599
Tax-exempt interest	(1,067)	(667)	(683)
Nondeductible interest expense	103	80	97
State taxes, net of Federal benefit	248	277	110
Change in valuation allowance for deferred tax assets	(42)	(24)	10
Other	140	6	82

Total	$2,764	2,419	1,215

Effective tax rate	27.8%	29.9%	25.8%

20

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(10)Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001, are presented below:
Deferred tax assets	2002	2001

Allowance for loan losses - books	$2,413	2,133
Incentive stock plan and retirement	864	783
Excess servicing	19	27
NOL credit from subsidiaries	76	148
State NOL arising from nonconsolidation for
state tax purpose only	9	51
Interest on nonaccrual loans	372	217
Minority-owned entities	(36)	122
Other	387	182

Deferred tax assets before allowance	4,104	3,663
Valuation allowance	(9)	(51)

Deferred tax assets	4,095	3,612

Deferred tax liabilities:
Allowance for loan losses - tax	152	236
Depreciation	421	343
Net unrealized gains on available for sale securities	148	172
Other	256	14

Deferred tax liabilities	977	765

Net deferred tax asset	$3,118	2,847

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance against its nonbank subsidiaries' Net Operating Loss (NOL) was necessary. As of December 31, 2002, there were approximately $219,000 of mortgage tax credits available to offset future state tax liabilities.

(11)Stockholders' Equity

On January 9, 2002, the Board of Directors declared a three-for-one common stock split, subject to the approval of stockholders of an increase in the number of common shares authorized from 240,000 to 2,000,000 and a change in the par value from $50.00 per share to $20.00 per share. The record date of the split was January 9, 2002. The stockholders approved the increase on March 13, 2002. All share amounts and per share calculations have been restated to reflect the stock split.

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2002, $10,501,000 was available for dividends to the Company without the approval of the OCC.

21

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(12) Earnings Per Share

Basic and diluted earnings per share for the years ended December 31, 2002, 2001, and 2000, were computed as follows (dollars in thousands, except share data):
	2002	2001	2000

Basic Earnings Per Share

Net Income applicable to common shareholders	$7,182	5,662	3,487
Weighted average common shares outstanding	476,710	476,211	475,509

Basic earnings per share	$15.07	11.89	7.33

Diluted Earnings Per Share

Net income applicable to common shareholders	$7,182	5,662	3,487

Weighted average common shares outstanding	476,710	476,211	475,509
Effect of dilutive securities - stock options	4,965	3,360	2,955

Total	481,675	479,571	478,464

Diluted earnings per share	$14.91	11.81	7.29

(13) Employee Benefits

Profit Sharing Plan

The Company has a profit sharing plan covering substantially all Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. It is the Company's policy to fund current costs as they accrue. Profit sharing plan expense amounted to $1,460,000, $1,386,000, and $832,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Bank. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $115,000, $ 98,000, and $97,000 for the years ended December 31, 2002, 2001, and 2000, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 2002 and 2001, the plan held 6,290 and 6,039 shares with a fair value, at the respective dates, of $1,081,000 and $952,000.

(14) Incentive Stock Plans

Stock Option Plan

The Company's incentive stock option program for employees authorizes grants of options to purchase up to 48,000 shares of common stock. The options are granted with an exercise price equal to the estimated fair value of the common stock on the grant date. The options are exercisable at times varying from four years to twenty-eight years from the grant date. The options are fully vested and have no set expiration date.

22

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(14) Incentive Stock Plans (continued)

The following summarizes outstanding and exercisable options at December 31, 2002, 2001 and 2000:
	2002		2001		2000

		Weighted		Weighted		Weighted
	#	Average Price	#	Average Price	#	Average Price

Options outstanding, January 1	25,350	$133.19	18,171	$126.44	13,713	$120.17
Granted	7,941	$157.64	7,179	$150.28	4,458	$145.73
Exercised	-	-	-	-	-	-
Expired	-	-	-	-	-	-

Options outstanding, December 31	33,291	$139.02	25,350	$133.19	18,171	$126.44

Options exercisable, December 31	12,915	$131.12	11,256	$127.21	7,845	$123.66

Options available for future grants	14,709		22,650		29,829

Options outstanding (both exercisable and unexercisable) at December 31, 2002, have exercise prices ranging from $120.17 to $157.64. The weighted average expected life of the options is 10.4 years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The Company applies APB Opinion No. 25 in accounting for its stock option plan, and accordingly, no compensation cost has been recognized for its fixed-award stock options in the consolidated statement of income. Had compensation cost been determined based on the fair value at the grant date of the stock options using option valuation models consistent with the approach of FASB Statement No. 123, the Company's net income and earnings per share for the years ended December 31, 2002, 2001 and 2000, would have been reduced to the pro forma amounts indicated below (in thousands, except per share amount):

	2002			2001			2000

Net income as reported		$7,182			$5,662			$3,487
Compensation expense		$210			$165			$132
Pro forma net income		$6,972			$5,497			$3,355

Earnings per share	Basic		Diluted	Basic		Diluted	Basic		Diluted

As reported	$15.07		$14.91	$11.89		$11.81	$7.33		$7.29
Pro forma	$14.63		$14.47	$11.54		$11.64	$7.06		$7.01

The per share fair value of stock options granted during 2002, 2001 and 2000 was $37.46, $32.50 and $40.85, respectively, and was determined using the Black-Scholes option-pricing model with the following weighted average assumptions for each year:

	2002	2001	2000

Expected dividend yield	2.60%	2.61%	2.72
Risk-free interest rate	5.07%	4.92%	6.45%
Expected life	13.2 years	10.4 years	11.4 years
Volatility	13.30%	13.81%	14.39%
Phantom Stock and Stock Appreciation Rights Plan

The Company also has an incentive stock plan for senior management which allows for the issuance of Phantom Stock Awards (PSA) and Stock Appreciation Rights (SAR) to key employees based upon performance factors established by the Board of Directors, which are generally tied to increases in the value of the Company's common stock. PSAs represent the right to receive, for each phantom share of common stock covered by the PSA, payment equal to the higher of the book value or market value per share of common stock on the date of exercise. Payment can be made in cash, shares of the Company, or both at the discretion of the Board of Directors. PSAs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). SARs represent the right to receive payment equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the SARs' grant value. SARs are exercisable five years from the date of grant. At December 31, 2002, 5,448 PSAs were outstanding and 788 SARs were outstanding at prices ranging from $38.03 to $80.66.

23

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(14) Incentive Stock Plans (continued)

The maximum value of the PSAs and SARs was frozen as of December 31, 1998, and future appreciation associated with increases in the market value of the Company's common stock was replaced with stock options. The Company has accrued a liability of $573,000 at December 31, 2002, representing the vested obligation under the plan. Expenses of the plan amounted to $55,000, $61,000, and $65,000, for the years ended December 31, 2002, 2001, and 2000, respectively.

There is no difference between the Company's previous method of accounting for its incentive plan and the provisions of SFAS No. 123; therefore, no pro forma information is provided.
(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $1,012,000 in 2002, $934,000 in 2001, and $754,000 in 2000. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of noncancellable long-term operating lease commitments as of December 31, 2002, follows (in thousands):
Years ending December 31,	Amount

2003	$1,055
2004	904
2005	872
2006	827
2007	838
2008 and after	4,779

Total	$9,275

(16) Commitments and Contingencies

In the normal course of business there are various outstanding commitments to extend credit which are not reflected in the accompanying consolidated financial statements. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the contract amounts are not estimates of future cash flows. Loan commitments have off-balance-sheet credit risk because only origination fees are recognized in the balance sheet until commitments are fulfilled or expire. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and collateral or other security is of no value. The Company's policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to the disbursement of approved loans. The contractual amounts of these commitments at December 31, 2002, were: Commercial letters of credit $12,041,000 and unused commitments $70,469,000. The contractual amounts of these commitments at December 31, 2001, were: Commercial letters of credit $9,954,000 and unused commitments $67,548,000. Commitments to fund fixed-rate residential mortgage loans, which are expected to be funded within 90 days, amounted to $7,310,000 at December 31, 2002.

The Bank has committed $1,000,000 for an investment in Monroe Fund LLC. This venture capital fund is a community-backed initiative in support of new business and jobs growth in the Monroe County region. At December 31, 2002, the Company had funded $750,000 of this commitment and carries the investment at lower of cost or market in other assets.

The Bank is required to maintain reserve balances in cash on hand and with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 2002, was approximately $10,272,000.

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.

24

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(17) Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as wellcapitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

	December 31, 2002

(Dollars in thousands)	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (tier 1) as percent of
three-month average assets:
Company	$70,947	8.69%	$32,664	4.00%	$40,830	5.00%
Bank	$59,717	7.36%	$32,461	4.00%	$40,576	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$70,947	11.66%	$24,340	4.00%	$36,510	6.00%
Bank	$59,717	9.91%	$24,097	4.00%	$36,145	6.00%
Total capital (Tiers 1 and 2)
Company	$79,345	13.04%	$48,680	8.00%	$60,850	10.00%
Bank	$65,879	10.94%	$48,193	8.00%	$60,241	10.00%

	December 31, 2001

	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (tier 1) as percent of
three-month average assets:
Company	$47,925	6.91%	$27,748	4.00%	$34,685	5.00%
Bank	$45,461	6.55%	$27,748	4.00%	$34,685	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$47,925	8.78%	$21,839	4.00%	$32,759	6.00%
Bank	$45,461	8.34%	$21,801	4.00%	$32,702	6.00%
Total capital (Tiers 1 and 2)
Company	$53,599	9.82%	$43,679	8.00%	$54,598	10.00%
Bank	$51,135	9.38%	$43,602	8.00%	$54,503	10.00%
25

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(18) Loans to Directors and Officers

Certain executive officers, directors, and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with others and do not carry more than normal credit risk. At December 31, 2002 and 2001, loans and unused commitments to these related parties amounted to $3,990,000 and $ 5,142,000, respectively.

(19) Segment Information

Reportable segments are comprised of the Company and its banking subsidiary operations (Bank) and CNB Mortgage Company (CNBM), as their performance is evaluated on an individual operating basis. The reportable segment information as of and for the years ended December 31, 2002, 2001 and 2000 follows:

(Dollars in thousands)	2002	2001	2000

Net interest income
Bank	$29,970	26,114	23,034
CNBM	13	6	5

Total segment net interest income	29,983	26,120	23,039
Eliminations	(133)	(6)	(5)

Total net interest income	$29,850	26,114	23,034

Other income
Bank	$11,448	9,692	8,615
CNBM	2,749	1,860	850

Total segment other income	14,197	11,552	9,465
Eliminations	(2,317)	(1,007)	(13)

Total other income	$11,880	10,545	9,452

Net income (loss)
Bank	$7,182	5,662	3,487
CNBM	864	352	(113)

Total segment net income	8,046	6,014	3,374
Eliminations	(864)	(352)	113

Total net income	$7,182	5,662	3,487

Assets
Bank	$825,253	725,573	594,641
CNBM	4,399	2,773	3,307

Total segment assets	829,652	728,346	597,948
Eliminations	(3,949)	(2,302)	(2,969)

Total assets	$825,703	726,044	594,979

26

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(20) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation, (dollars in thousands).
Balance Sheets
	December 31,

	2002	2001

Assets:
Cash in subsidiary bank	$1,625	175
Securities available for sale	8,304	93
Premises and equipment, net	644	660
Investment in Bank	59,955	45,662
Investment in nonbank subsidiaries	2,414	1,518
Other assets	521	53

Total assets	$73,463	48,161

Liabilities:
Due to subsidiary	$20,000	-
Other liabilities	46	29

Total liabilities	20,046	29

Stockholders' Equity:
Common stock	9,732	8,110
Additional paid-in capital	6,958	8,553
Retained earnings	37,655	32,428
Treasury stock (9,421 shares in 2002
and 9,963 shares in 2001)	(1,159)	(1,218)
Accumulated other comprehensive income	231	259

Total Stockholders' Equity	53,417	48,132

Total Liabilities and Stockholders' Equity	$73,463	48,161

Statements of Income
	Years ended December 31,

	2002	2001	2000

Dividends from Bank	$1,880	1,776	640
Dividends from nonbank subsidiaries	616	-	-
Other income	275	80	90
Interest and other expense	(703)	(112)	(192)

Income before undistributed income of subsidiaries	2,068	1,744	538
Undistributed current year income of subsidiaries	4,594	3,725	2,881

Income before taxes	6,662	5,469	3,419
Income tax benefit	520	193	68

Net income	$7,182	5,662	3,487

27

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(20) Condensed Financial Information - Parent Company Only (continued)
Statements of Cash Flow
	Years ended December 31,

	2002	2001	2000

Cash flows from operating activities
Net income	$7,182	5,662	3,487
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization and accretion	38	25	25
Undistributed current year earnings of subsidiaries	(4,594)	(3,725)	(2,881)
Writedown of security	-	-	105
Other	(141)	(172)	(62)

Net cash provided by operating activities	2,767	1,790	674

Cash flows from investing activities:
Purchase of securities available for sale	(8,210)	-	-
Capital investment in subsidiaries	(10,619)	(900)	(1,400)
Return of capital from subsidiary	-	900	1,400
Fixed assets purchased, net	(8)	-	-

Net cash used in investing activities	(18,837)	-	-

Cash flows from financing activities:
Proceeds from guaranteed preferred beneficial interests
in Corporation's junior subordinated debentures, net	19,389	-	-
Proceeds from sale of treasury stock	86	71	106
Dividends paid	(1,955)	(1,921)	(1,887)

Net cash provided by (used in) financing activities	17,520	(1,850)	(1,781)

Net increase (decrease) in cash	1,450	(60)	(1,107)
Cash at beginning of year	175	235	1,342

Cash at end of year	$1,625	175	235

(21) Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents

For these short-term instruments that generally mature 90 days or less, the carrying value approximates fair value.

Securities

Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Included herein are the Bank's required investments in stock of the Federal Home Loan Bank and the Federal Reserve Bank.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by interest type such as floating-, adjustable-, and fixed-rate loans, and by portfolios such as commercial, mortgage, consumer and other.

28

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(21) Fair Values of Financial Instruments (continued)

The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan category. The estimate of maturity is based on the average maturity for each loan classification.

Delinquent loans (not in foreclosure) are valued using the method noted above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair value of loans delinquent more than 30 days but less than 91 days delinquent, is reduced by an allocated amount of the allowance for loan losses. The fair value of loans currently in foreclosure is estimated to approximate carrying value, as such loans are generally carried at fair value.

Deposits

The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach that applies current market rates to a schedule of aggregated expected maturities on time deposits.

Borrowings

The fair value of borrowings is calculated by discounting scheduled cash flows through the estimated maturity using market rates presently available for new borrowings.

Guaranteed preferred beneficial interest in corporation's junior subordinated debentures

The fair value of the guaranteed preferred beneficial interest in corporation's junior subordinated debentures approximates the face amount of the underlying adjustable-rate securities.

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):
	December 31, 2002		December 31, 2001

	Carrying	Fair	Carrying	Fair
	Amount	Value(1)	Amount	Value(1)

Financial Assets:
Cash and equivalents	$49,857	49,857	46,641	46,641
Securities	$165,443	169,948	120,996	122,518
Loans-net	$580,663	583,335	529,481	534,052

Financial Liabilities:
Deposits:
Demand accounts, savings and
money market accounts	$519,265	519,265	439,776	439,776
Time deposits	$225,134	227,497	231,067	233,658
Borrowings	$1,048	1,007	1,097	1,009
Guaranteed preferred beneficial interest in
corporation's junior subordinated debentures	$19,409	20,000	-	-

Off-balance-sheet commitments:
Commercial letter of credit	$-	181	-	149
Unused lines of credit	$-	-	-	-

(1)Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value of commitments to extend credit approximates the fee charged to make the commitments.
29